Exhibit 10.8

LEASE AGREEMENT

LANDLORD:	NHM00, LLC, a North Carolina Limited Liability Company
TENANT:	NORTH STATE BANCORP., a North Carolina Corporation

INDEX

Article	Description	Page
I	BASIC LEASE SCHEDULE	2
II	DEFINITIONS	12
III	TERM	12
IV	RENT AND OTHER CHARGES	13
V	RECORDS AD REPORTS	14
VI	USE AND OPERATION	14
VII	COMMON AREAS	16
VIII	MAINTENANCE AND REPAIR	17
IX	OPERATING EXPENSE CHARGES	19
X	INSURANCE	20
XI	LANDLORD’S RELEASE FROM DAMAGE	21
XII	SIGNS AND ADVERTISING	21
XIII	CASUALTY AND CONDEMNATION	22
XIV	DEFAULT AND REMEDIES	23
XV	ASSIGNMENT AND SUBLETTING	25
XVI	TRANSFER OF LANDLORD’S INTEREST	26
XVII	SUBORDINATION	26
XVIII	ADDITIONAL PROVISIONS	27

EXHIBIT A	SITE PLAN
EXHIBIT B	LEGAL DESCRIPTION
EXHIBIT C	CONSTRUCTION, LANDLORD’S AND TENANT’S WORK
EXHIBIT D	SIGN CRITERIA
EXHIBIT E	RULES AND REGULATIONS
EXHIBIT F	Intentionally Deleted
EXHIBIT G	FIRST AMENDMENT
EXHIBIT H	FORM OF MEMORANDUM OF LEASE

STATE OF NORTH CAROLINA

COUNTY OF WAKE	LEASE AGREEMENT

THIS LEASE AGREEMENT, made and entered into this              day of                     , 20    , by and between NHM00, LLC, a North Carolina Limited Liability Company, by and through Kane Realty Corporation, its Managing Agent, (hereinafter referred to as “LANDLORD”) and NORTH STATE BANCORP., a North Carolina Corporation (hereinafter referred to as “TENANT”);

W I T N E S S E T H:

LANDLORD hereby lets to TENANT and TENANT hereby rents from LANDLORD the Premises, subject to the operation and effect of any and all instruments and matters of record or in fact, intending to be legally bound under this Lease and in consideration of $1.00 and other good and valuable consideration, LANDLORD and TENANT hereby agree with each other as follows:

ARTICLE I

BASIC LEASE SCHEDULE

The following terms and definitions shall be applicable to the various provisions of this Lease, which refers to them, and should the provisions of this Article conflict with any other provision hereof, then such later provisions shall control.

1.01. TENANT’S TRADE NAME:	North State Bank

1.02. TENANT’S ADDRESS:	6200 Falls of Neuse Road
Raleigh, North Carolina 27609

LANDLORD’S ADDRESS:	NMH00, LLC
c/o Kane Realty Corporation
Post Office Box 19107
Raleigh, North Carolina 27619

1.03. SHOPPING CENTER: North Hills, located on that certain parcel of land more particularly described in Exhibit B.

1.04. PRINCIPAL TENANTS: Those occupying space in the Shopping Center in excess of 15,000 square feet.

1.05. PREMISES: A two-story, build-to-suit building of approximately Twelve Thousand (12,000) square feet to be located on Six Forks Road as outlined on Exhibit A to this Lease.

1.06 LEASE TERM: Ten (10) Lease Years. This Lease shall be effective and enforceable in accordance with the terms and provisions expressly set forth herein as of the date of execution of this Lease by LANDLORD and TENANT. The Lease Term shall commence upon the Occupancy Date by TENANT. The Lease shall expire (subject to early termination as hereinafter provided) at midnight on the last day of the One Hundred Twentieth (120th) full calendar month thereafter with same being adjusted for the TENANT’S Work Period. LANDLORD and TENANT agree to execute an Amendment to this Lease after TENANT’S bank opening identifying the specific Occupancy Date, Rent Commencement Date and Expiration Date of this Lease. Such Amendment, when so executed and delivered, will be deemed to be incorporated in, and become a part of this Lease.

1.07 TENANT’S WORK PERIOD: Ninety (90) days after the Occupancy Date, subject to extension for delays described in Section 18.06.

1.08 PLAN SUBMISSION DATE: June 1, 2003

1.09 PERMITTED USES: The sole and exclusive use of the Premises is for full-service banking operations and general office use relating to TENANT’S commercial, retail and investment banking and securities brokerage and related financial services. Notwithstanding the foregoing, TENANT shall operate a full-service retail banking branch at all times during the Hours of Operation stated below in Section 1.16, and TENANT shall not have the option to convert the full area of the Premises to general office use without the prior written consent of LANDLORD. No other use is permitted without the LANDLORD’S prior written consent. LANDLORD represents and warrants that the Premises are zoned in a manner which permit’s TENANT’S use of the Premises.

1.10 RENT: Payment of Rent shall begin on Rent Commencement Date which shall be the earlier of (i) the date following the end of Tenant’s Work Period; or (ii) the date TENANT opens for business.

Minimum Rent:

Year 1	$312,000.00 per annum 26,000.00 per month
Year 2	$318,240.00 per annum 26,520.00 per month
Year 3	$324,604.80 per annum 27,050.40 per month
Year 4	$331,096.90 per annum 27,591.41 per month
Year 5	$337,718.84 per annum 28,143.24 per month
Year 6	$344,473.22 per annum 28,706.10 per month
Year 7	$351,362.68 per annum 29,280.22 per month
Year 8	$358,389.93 per annum 29,865.83 per month

Minimum Rent:

Year 9	$365,557.73 per annum 30,463.14 per month
Year 10	$372,868.88 per annum 31,072.41 per month

Percentage Rent Rate: Not Applicable

1.11 OPERATING EXPENSE CHARGES:

Common Area Maintenance:

Year 1	$39,000.00 per annum 3,250.00 per month
Year 2	$39,585.00 per annum 3,298.75 per month
Year 3	$40,178.78 per annum 3,348.23 per month
Year 4	$40,781.46 per annum 3,398.46 per month
Year 5	$41,393.18 per annum 3,449.43 per month
Year 6	$42,014.08 per annum 3,501.17 per month
Year 7	$42,644.29 per annum 3,553.69 per month
Year 8	$43,283.95 per annum 3,607.00 per month
Year 9	$43,933.21 per annum 3,661.10 per month
Year 10	$44,592.21 per annum 3,716.02 per month

Taxes:

Year 1	$15,000.00 per annum 1,250.00 per month
Year 2	$15,225.00 per annum 1,268.75 per month
Year 3	$15,453.38 per annum 1,287.78 per month
Year 4	$15,685.18 per annum 1,307.10 per month

Taxes:

Year 5	$15,920.46 per annum 1,326.70 per month
Year 6	$16,159.27 per annum 1,346.61 per month
Year 7	$16,401.66 per annum 1,366.80 per month
Year 8	$16,647.68 per annum 1,387.31 per month
Year 9	$16,897.40 per annum 1,408.12 per month
Year 10	$17,150.86 per annum 1,429.24 per month

Insurance:

Year 1	$300.00 per annum 25.00 per month
Year 2	$304.50 per annum 25.38 per month
Year 3	$309.07 per annum 25.76 per month
Year 4	$313.71 per annum 26.14 per month
Year 5	$318.42 per annum 26.53 per month
Year 6	$323.20 per annum 26.93 per month
Year 7	$328.05 per annum 27.34 per month
Year 8	$332.97 per annum 27.75 per month
Year 9	$337.96 per annum 28.16 per month
Year 10	$343.03 per annum 28.59 per month

1.12. MARKETING FUND:

Annual	Monthly
$6,000.00	$500.00
With annual CPI Increases

1.13. HVAC MAINTENANCE/JANITORIAL: TENANT responsibility

1.14. SECURITY DEPOSIT: Waived

1.15. ADVANCE RENT PAYMENT: Not Applicable

1.16 HOURS OF OPERATION: As the minimum hours set forth below, but TENANT shall not be required to operate on days or during hours prohibited by state or federal banking laws or regulations.

Monday through Friday	10:00 am - 5:00 pm

1.17 FINANCING DEADLINE DATE: August 31, 2003

1.18 FINANCING NOTICE DATE: September 30, 2003

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1.19 SPECIAL PROVISIONS:

1.	Option to Extend: TENANT shall have two (2) options to extend the initial Lease Term for a period of five (5) years, by giving LANDLORD written notice not less than one hundred eighty (180) days prior to the expiration of the initial Lease Term, or, if applicable, the first option period. During the extended Lease Term, all provisions of this Lease shall remain in full force and effect with exception of Minimum Rent and the Operating Expense Charges which shall be as follows:

First Option Period:

Year 11	$380,326.26 per annum
Minimum Rent	31,693.86 per month

Operating Expense Charges	$45,261.09 per annum
Common Area Maintenance	3,771.76 per month

Taxes	$17,408.12 per annum 1,450.68 per month

Insurance	$343.03 per annum 28.59 per month

Year 12	$387,932.78 per annum
Minimum Rent	32,327.73 per month

Operating Expense Charges	$45,940.01 per annum
Common Area Maintenance	3,828.33 per month

Taxes	$17,669.24 per annum 1,472.44 per month

Insurance	$348.18 per annum 29.01 per month

Year 13	$395,691.44 per annum
Minimum Rent	32,974.29 per month

Operating Expense Charges	$46,629.11 per annum
Common Area Maintenance	3,885.76 per month

Taxes	$17,934.28 per annum 1,494.52 per month

Insurance	$353.40 per annum 29.45 per month

Year 14	$403,605.27 per annum
Minimum Rent	33,633.77 per month

Operating Expense Charges	$47,328.55 per annum
Common Area Maintenance	3,944.05 per month

Taxes	$18,203.29 per annum 1,516.94 per month

Insurance	$358.70 per annum 29.89 per month

Year 15	$411,677.37 per annum
Minimum Rent	34,306.45 per month

Operating Expense Charges	$48,038.48 per annum
Common Area Maintenance	4,003.21 per month

Taxes	$18,476.34 per annum 1,539.69 per month

Insurance	$364.08 per annum 30.34 per month

Second Option Period:

Year 16	$432,261.24 per annum
Minimum Rent	36,021.77 per month

Operating Expense Charges	$48,759.06 per annum
Common Area Maintenance	4,063.25 per month

Taxes	$18,753.49 per annum 1,562.79 per month

Insurance	$369.54 per annum 30.80 per month

Year 17	$440,906.46 per annum
Minimum Rent	36,742.21 per month

Operating Expense Charges	$49,490.45 per annum
Common Area Maintenance	4,124.20 per month

Taxes	$19,034.79 per annum 1,586.23 per month

Insurance	$375.08 per annum 31.26 per month

Year 18	$449,724.59 per annum
Minimum Rent	37,477.05 per month

Operating Expense Charges Common Area Maintenance	$50,232.81 per annum 4,186.07 per month

Taxes	$19,320.31 per annum 1,610.03 per month

Insurance	$380.71 per annum 31.73 per month

Year 19	$458,719.08 per annum
Minimum Rent	38,226.59 per month

Operating Expense Charges	$50,986.30 per annum
Common Area Maintenance	4,248.86 per month

Taxes	$19,610.11 per annum 1,634.18 per month

Insurance	$386.42 per annum 32.20 per month

Year 20	$467,893.47 per annum
Minimum Rent	38,991.12 per month

Operating Expense Charges	$51,751.09 per annum
Common Area Maintenance	4,312.59 per month

Taxes	$19,904.26 per annum 1,658.69 per month

Insurance	$392.22 per annum 32.68 per month

2.	LANDLORD Construction Contribution: In addition to the site work, etc., as referenced in Exhibit C, LANDLORD shall provide a LANDLORD Construction Contribution in the amount of Eighty Dollars ($80.00) per square foot of the Premises toward the construction costs of the Premises. TENANT shall be responsible for any and all costs above the LANDLORD Construction Contribution. LANDLORD shall notify TENANT of the expected cost per square foot to construct the Premises when available.

3.	TENANT Construction Contribution: TENANT shall be responsible for all incremental building costs greater than Eighty Dollars ($80.00) per square foot of the Premises (the LANDLORD’S Construction Contribution). Such additional costs shall be paid by TENANT to LANDLORD in one of the following manners: (i) LANDLORD shall forward invoices for work on a weekly basis to TENANT for payment within fifteen (15) days; or (ii) the TENANT Construction Contribution shall be capitalized into the Minimum Rent rate by increasing the Minimum Rent by Eleven Percent (11%) of the incremental cost per square foot.

4.	Construction of Premises:

A. LANDLORD agrees to construct the Premises, as described by the Plans (as hereinafter defined); provided however, that TENANT shall be responsible for all costs in excess of the LANDLORD Construction Contribution stated above. The Premises shall be constructed according to working drawings and specifications to be prepared by TENANT’S architect (the “Plans”). The Premises shall be deemed “Substantially Completed” upon (i) LANDLORD’S completion of the Premises in accordance with said Plans (except for minor punch list items remaining to be completed or corrected), (ii) delivery by LANDLORD’S architect of a certificate to TENANT certifying completion of the Premises in accordance with the Plans, and (iii) receipt of a temporary or permanent certificate of occupancy (unless issuance thereof is withheld until the completion of TENANT’S Work) shall make the Premises “Substantially Completed.”

B. The date that the Premises is Substantially Completed shall be the Occupancy Date for purposes of determining the Rent Commencement Date. The estimated Occupancy Date is July 1, 2004. However, if LANDLORD should be delayed as a result of changes requested by TENANT or any other reason caused by TENANT or its employees, agents, contractors or subcontractors, then the Occupancy Date shall be accelerated by the number of days of such delay. If LANDLORD’S estimate of the Occupancy Date shall change by more than five (5) business days, LANDLORD will use reasonable efforts to give notice of the new estimated Occupancy Date to TENANT sixty (60) days prior to the earlier of (i) July 1, 2004 or (ii) the new estimated Occupancy Date in order to allow TENANT to schedule the delivery of its fixtures to the Premises.

C. On the Plan Submission Date, TENANT shall submit for review to the LANDLORD two (2) sets of Plans. The Plans are to be produced by an architect registered in the State of North Carolina. LANDLORD will, within ten (10) working days after receipt of said Plans, provide TENANT with its approval of the Plans, or provide TENANT with written comments detailing how TENANT may obtain LANDLORD’S approval, which shall not be unreasonably withheld, conditioned or delayed, whereupon TENANT shall then incorporate any and all reasonably acceptable corrections into the Plans and provide LANDLORD with a corrected and revised set of complete and detailed Plans. LANDLORD and TENANT agree to act diligently and in good faith to review and respond promptly to all submissions, comments, requested changes and resubmissions with respect to the Plans. Once the Plans are completed in accordance with the basic requirements of this Lease and Tenant’s Plans, the LANDLORD shall sign and date those Plans indicating its approval of same.

D. Any and all changes to the construction of the Premises desired by TENANT subsequent to the date LANDLORD’S engineer signed the Plans shall be made only by written change orders signed by LANDLORD, its contractor, and TENANT. Thereafter, TENANT shall pay to LANDLORD the cost of any change orders at the time payment of the construction requisition pertaining to the work done pursuant to such change order is due.

E. On the Occupancy Date, all equipment, material, and workmanship which is the responsibility of LANDLORD shall comply with requirements of applicable laws, codes, regulations and ordinances, and have the approval of inspection authorities having jurisdiction. After the Occupancy Date, TENANT shall be responsible for compliance with all applicable laws pertaining to the Premises, including without limitation, the American Disabilities Act of 1990 (or such other similar regulations or law enforceable by other federal, state, and local governments pertaining thereto).

F. TENANT may submit a schedule of punch list items to LANDLORD within thirty (30) days after the Occupancy Date. LANDLORD shall use commercially reasonable efforts to complete or correct such punch list items within a reasonable time, and if such items are not completed on or before the Rent Commencement Date, LANDLORD shall diligently pursue their completion until all punch list items are completed.

G. TENANT shall be responsible for all work not described in the Plans which is necessary to complete and place the Premises in finished condition for opening for business, as described in Exhibit C under “TENANT’S WORK”.

H. LANDLORD shall grant TENANT, its agents or contractors, the right to enter upon the Premises for the purposes of performing TENANT’S Work and setting up the operation of a full-service bank. TENANT may have access to the Premises and may perform TENANT’S Work during LANDLORD’S construction of the Premises; provided, however, that TENANT cooperates in full with LANDLORD’S contractor and/or agents and in no way inhibits LANDLORD’S ability to construct the Premises in a timely and unimpeded fashion.

5.	Reserved Parking: Five (5) reserved parking spaces located outside the main entrance of the Premises shall be designated for the exclusive use of TENANT’S customers between the hours of 9:00 a.m. and 6:00 p.m., Monday through Friday, excluding bank holidays.

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ARTICLE II

DEFINITIONS

2.01. “PREMISES” shall mean the property let to TENANT as described in Article 1. The Premises shall be measured from the exterior faces of all exterior walls and from the centerline of all common walls. The LANDLORD reserves to itself the use of the exterior walls and roof, and the right to install, maintain, use and repair pipes, ducts, conduits, vents and wires leading in, through, over, or under the Premise’s.

2.02. “LEASE YEAR” as used herein is defined to mean a period of twelve (12) consecutive full calendar months. if the Lease Term shall commence on a day other than the first day of a calendar month, it shall be considered a partial month. At LANDLORD’S election, the “Lease Year” shall mean any twelve (12) month period selected by LANDLORD. If by such election, the period prior to the first “Lease Year” is longer than a partial month, then this period shall be deemed a “Partial Lease Year” Minimum Rent and Additional Rent shall be prorated for the partial month and/or Partial Lease Year.

2.03. “COMMON AREAS” means the entire Shopping Center except the portions of the Shopping Center upon which buildings, structures or other improvements have been erected for lease or sale, and except areas designated for other uses by LANDLORD.

2.04. Intentionally Deleted

2.05. “PRO RATA SHARE” means the ratio of the floor area of the Premises to the Gross Leasable Area of the Shopping Center, excluding principal TENANT’S Premises.

2.06. “GROSS LEASABLE AREA” shall mean all areas rentable to tenants, as determined by LANDLORD and measured in a manner consistent with Section 2.01 above, and shall exclude the Common Areas.

ARTICLE III

TERM

3.01. Term. This Lease shall be for the term specified in Article I hereof, which shall run from the Occupancy Date as specified in Article I, except that the LANDLORD shall have the right to postpone the Occupancy Date by service of written notice upon the TENANT.

If the Occupancy Date fails to occur on or before July 1, 2005, either party may elect to terminate this Lease upon service of written notice to the other given prior to the Occupancy Date, in which case neither party shall have any liability to the other under this Lease.

3.02. Failure of TENANT to Open. In the event that TENANT fails to open the Premises for business to the public for full-service banking operations on or before the date that is the date following the end of Tenant’s Work Period, then the LANDLORD shall have in addition to any and all remedies herein provided the right at its option to collect not only the Minimum Rent but Additional Rent at the rate of 1/360th per day of the Minimum Rent.

3.03. Construction/Possession. TENANT acknowledges that no promises to decorate, alter, repair or improve the Premises, either before or after the execution hereof, have been made by the LANDLORD or its authorized representatives, except as the same may be specified in Exhibit C attached hereto and Section 1.19 above. TENANT shall perform all TENANT’S work on the Premises in accordance with Exhibit C attached hereto, and shall thereafter install such-fixtures and equipment to perform such other work as shall be necessary or appropriate in order to prepare the Premises for opening and continuous operation of TENANT’S business thereon.

3.04. Holding Over. If TENANT shall be in possession of the Premises after the expiration of the term of this Lease, LANDLORD shall have the right to have the tenancy become month to month, terminable by either party on seven (7) days prior written notice, at a monthly rental which shall be at LANDLORD’S discretion, but not greater than an amount equal to 150% of the sum of the monthly installment of Minimum Rent payable during the last month of the term. Such tenancy shall also be subject to all of the conditions, provisions and obligations of this Lease. This shall not constitute a waiver of the rights of the LANDLORD to dispossess the TENANT and recover possession of the Premises and to bring any action for damages suffered by LANDLORD on account of TENANT’S holding over.

ARTICLE IV

RENT AND OTHER CHARGES

4.01. Minimum Rent. Throughout the term of this Lease, TENANT shall pay Minimum Rent to LANDLORD as specified in Article I. Minimum Rent shall be due the first day of each month in advance and payable in equal monthly installments without notice or demand. The, first installment of rent shall be due on the Rent Commencement Date.

4.02. Intentionally Deleted.

4.03. Other Charges. In addition to Minimum Rent, all of the payments, including, but not limited to, the Operating Expense Charge, Marketing Fund, and HVAC Maintenance, if any, to be made by TENANT to the LANDLORD shall be deemed to be “Additional Rent” and all remedies applicable to the non-payment of Minimum Rent shall be applicable thereto. Minimum Rent and Additional Rent are hereinafter sometimes collectively referred to as “Rent.”

4.04. Intentionally Deleted.

4.05. Payment of Rent. TENANT shall pay all Rent when due and payable, without any set off, deduction, objection or prior demand therefor whatsoever. If TENANT shall fail to pay any Rent within ten (10) days of the due date, TENANT shall be obligated to pay a late payment charge equal One Hundred Dollars ($100.00) to reimburse LANDLORD for its additional administrative costs. In addition, any Rent which is not paid when due shall bear interest at the Default Rate of eight percent (8%) from the first day due until paid. Any payment by TENANT or acceptance by LANDLORD of a lesser amount than shall be due from TENANT to LANDLORD shall be treated as a payment on account. The acceptance by LANDLORD of a check for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full shall be given no effect, and LANDLORD may accept such check without prejudice to any other rights or remedies which LANDLORD may have against TENANT.

4.06. Annual Adjustments in Other Charges. At the end of every Lease Year, the annual amount to be paid by TENANT for Marketing Fund and HVAC Maintenance, if any, shall be increased by the increase in CPI (as hereafter defined) for that Lease Year. The adjustments shall take effect with the rent payment due each January 1, and shall be calculated based on the increase in the CPI published the prior October, over the CPI published for October of the previous Lease Year. CPI shall mean the Consumer Price Index - U.S. City Average for Urban Wage Earners and Clerical Workers, All Items (1982 = 100) of the United States Bureau of Labor Statistics. In no event shall the annual amount paid by TENANT for Marketing Fund and HVAC Maintenance, if any, be decreased.

ARTICLE V

RECORDS AND REPORTS

5.01. TENANT’S Financial Statements. Upon request, TENANT shall provide LANDLORD with its annual audited financial statements each Lease Year during the Term.

ARTICLE VI

USE AND OPERATION

6.01. Permitted Use. TENANT shall use the Premises for the uses designated as permitted uses in Article I and for no other purpose without LANDLORD’S written consent, which consent shall not be unreasonably withheld. Any variation or deviation from the specific use expressly set forth herein without LANDLORD’S written consent shall be deemed a default of this Lease. The LANDLORD does not warrant or make any representation that the TENANT will have the exclusive right to sell any items or services in this Shopping Center.

6.02. Continuous Operation. TENANT covenants and agrees to remain open for business at least during the Hours of Operation, as specified in Article I. If TENANT fails to operate during these hours it shall constitute a default hereunder entitling LANDLORD to pursue any and all remedies it may have, including terminating this Lease. If TENANT shall request LANDLORD’S approval of the opening of the Premises for business for periods exceeding those specified in Article I, and LANDLORD shall approve such request, TENANT shall pay for any additional costs incurred by LANDLORD.

6.03. Compliance with Laws. TENANT will not breach or suffer the breach of any laws, statutory regulations, covenants, conditions or restrictions affecting the Shopping Center or the Premises, and shall use and occupy the Premises in strict compliance therewith and in compliance with LANDLORD’S rules and regulations. TENANT shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Shopping Center, or use or allow the Premises to be used for any improper, immoral, unlawful, objectionable purpose, nor shall TENANT cause, maintain, or permit any nuisance in or about the Premises. TENANT shall, at its sole cost and expense, comply with all laws, rules, regulations and requirements now in force, or which may hereafter be enacted, relating to or affecting the condition, use or occupancy of the Premises

6.04. Alterations. TENANT shall not make or suffer to be made any alterations, additions or improvements to or of the Premises or any part thereof, without the prior written consent of LANDLORD. Any alterations, additions, or improvements, except inventory and trade fixtures, shall become part of the realty and shall belong to the LANDLORD. In the event the LANDLORD consents to the making of any alterations or improvements to the Premises, the same shall be made by TENANT at TENANT’S sole cost and expense and any contractor or person selected by TENANT to make the same must first be approved by LANDLORD in writing. All such alterations, additions and improvements and any removal, restoration, or repairs made to the Premises shall be completed in good workmanlike manner with materials and labor in kind and quality similar to that originally in the Premises and shall be free and clear of all liens for labor, taxes or materials. Upon demand, TENANT shall provide LANDLORD with such waivers of lien and other documents as LANDLORD may reasonably require to ascertain the provisions of this Article have been complied with. Notwithstanding the foregoing, TENANT may without LANDLORD’S consent make nonstructural alterations to the interior of the Premises costing no more than $10,000.00 in the aggregate during the Term, provided such alterations are otherwise in compliance with this Section 6.04.

6.05. Environmental Warranty. TENANT shall not cause or permit any hazardous materials (as defined below) to be brought upon, kept or used in or about the Premises or the shopping center in which the Premises are located without LANDLORD’S prior written consent, which consent may, be withheld in LANDLORD’S sole discretion. LANDLORD hereby consents to TENANT’S bringing upon, keeping and using at the Premises (1) materials constituting inventory for resale, provided that TENANT does not repackage such materials at the Premises in a manner that creates a potential for a spill, leak or other release, and (2) commonly used office products or supplies as may be necessary for the cleaning or maintenance of the Premises or equipment, fixtures or furnishings located at the Premises. In consideration of the foregoing consent, and any other specific consent that LANDLORD may grant pursuant to this paragraph, TENANT shall be obligated to maintain full compliance at all times, with respect to all hazardous materials to which such consents relate, with any and all applicable environmental control, anti-pollution, or health and safety statutes, laws and regulations, including, but not limited to, the Resource, Conservation and Recovery Act, 42 U.S.C. § 6901, et seq. (“RCLA”); the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq. (“CERCLA”); the Hazardous Materials Transportation act, 49 U.S.C. § 801, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. (“TSCA”); and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. In the event of the breach of the obligations contained in this paragraph by TENANT, or if the presence of hazardous materials on or about the shopping center caused or permitted by TENANT results in contamination of the Premises, the shopping center or surrounding area, TENANT shall indemnify, defend and hold LANDLORD harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses arising in connection with such breach or contamination, (including, without limitation) diminution in value of the Premises and/or shopping center and all improvements thereon, damages for the loss or restriction on the use of rentable or useable space or any amenities of the Premises and/or shopping center, and reasonable attorneys’ fees, consultant fees, and expert fees. When TENANT vacates the Premises, TENANT shall provide LANDLORD a certificate stating that no hazardous materials have been incorporated into the Premises and that the Premises is free of same. As used herein the term “hazardous materials” means any and all materials and substances which have been determined or are subsequently determined to be harmful to human health or the environment, including but not limited to (1) “hazardous wastes” as defined under RCRA or any other federal, state or local law or regulation, (2) “hazardous substances” as defined under CERCLA or any other federal, state or local law or regulation, (3) gasoline, petroleum, or other hydrocarbon products, by-products, derivatives, or fractions (including spent products), (4) “toxic substances” as defined under TSCA, (5) “regulated medical waste” as defined by 40 C.F.R. § 259.30, and (6) any radioactive materials or substances.

ARTICLE VII

COMMON AREAS

7.01. Use of Common Areas. Subject to regulations as established from time to time by LANDLORD, TENANT in common with other tenants of LANDLORD and any designee of LANDLORD, shall have the nonexclusive right of use of the Common Areas of the Shopping Center. TENANT, its subtenants, successors and assigns shall not solicit business or display merchandise in any of the Common Areas or distribute hand bills or any other advertising matter therein. LANDLORD shall have at all times exclusive right to control and manage the Common Areas and without limitation of LANDLORD’S rights, LANDLORD may alter, remodel, change or close all or any portion of the Common Areas, including the parking areas to such an extent as may be necessary in the opinion of the LANDLORD and may grant, modify or terminate easements and other agreements pertaining to use and operation. LANDLORD shall give TENANT reasonable advance notice of any such actions to be taken by LANDLORD which may have a material adverse effect on TENANT’S business. LANDLORD agrees use commercially reasonably efforts to conduct such activities in a manner that limits interference with TENANT’S business in the Premises. LANDLORD may prohibit parking, passage of motor vehicles in areas previously designated for parking or passage and may erect additional buildings on Common Areas or change the location of the buildings, structures and other areas.

7.02. Intentionally Deleted.

7.03 Utilities. a) TENANT shall pay for all utilities, including without limitation domestic water, gas, electricity, sewage, chilled water for cooling and telephones supplied to or servicing the Premises. LANDLORD shall not be liable for any interruption in the supply of any Utility to the Premises, nor shall any such interruption constitute a breach by LANDLORD of the terms and conditions of this Lease, or constitute a ground for an abatement of any sum payable by TENANT under this Lease whether at the time of such interruption the Utilities are being supplied by LANDLORD or others.

b) Except as may otherwise be provided in Exhibit “C”, LANDLORD shall not be responsible for providing any meters or other devices for the measurement of Utilities supplied to the Premises. TENANT shall make application for and arrange for the installation of all such meters or other devices, at TENANT’S sole cost and expense.

7.04 Waste Removal. LANDLORD shall have the option to provide TENANT with trash and waste compaction, disposal collection, and storage services, collectively referred to as “Waste Removal Services,” directly or through a contractor, or to require TENANT to contract independently with a contractor for Waste Removal Services. If LANDLORD elects to provide Waste Removal Services to TENANT, TENANT shall pay to LANDLORD or LANDLORD’S representative or contractor for the cost of such service including administrative costs of fifteen percent (15%) of the cost of Waste Removal Services. At LANDLORD’S option, the cost will either be 1) directly billed by LANDLORD or 2) through Common Area Maintenance reimbursements (see Article 9).

ARTICLE VIII

MAINTENANCE AND REPAIR

8.01. TENANT Installation. TENANT shall, at TENANT’S sole expense, install all trade fixtures and equipment required to operate its business (all of which shall be of first-class quality workmanship). All trade fixtures, signs, or other personal property installed in the Premises by TENANT shall remain the property of TENANT and may be removed at any time provided that TENANT is not in default hereunder and provided the removal thereof does not cause TENANT’S default hereunder; and further provided that TENANT shall, at TENANT’S sole expense, promptly repair any damage to the Premises resulting from the removal of personal property. The term “trade fixtures” as used herein shall not include carpeting, hood vent or any item which protrudes through the roof of the Premises, floor coverings, attached shelving, lighting fixtures other than freestanding lamps, wall coverings, or similar TENANT improvements which shall become the property of LANDLORD upon surrender of the Premises by TENANT for whatever reason.

8.02. Maintenance by TENANT. Except as provided in Section 8.05 hereof, TENANT shall, at TENANT’S expense, at all times keep the Premises (interior and exterior) and appurtenances thereto in good order, condition, and repair, clean, sanitary, and safe, including the replacement of equipment, fixtures, and all broken glass (with glass of the same size and quality) and shall, in a manner satisfactory to LANDLORD, decorate and paint the Premises when necessary to maintain at all times a clean and slightly first class appearance. In the event TENANT fails to perform any of its obligations as required hereunder upon not less than ten (10) days prior written notice, LANDLORD may, but shall not be required to, perform and satisfy same with TENANT hereby agreeing to reimburse LANDLORD, as Additional Rent, for the cost thereof promptly upon demand. TENANT shall make any and all additions, improvements, alterations, and repairs to or on the Premises other than those required for the structural repair of the roof, foundation, or exterior walls, which may at any time be required or recommended by any lawful authorities, insurance underwriters, Inspection Rating Bureaus, or insurance inspectors designated by LANDLORD. LANDLORD may, but shall not be obligated to, deal directly with any authorities respecting their requirements for additions, improvements, alterations, or repairs. All such work shall be performed in a good and workmanlike manner. All TENANT work (as set forth in Exhibit C) and all additions, improvements, and alterations shall become the property of the LANDLORD upon the expiration or earlier termination of this Lease.

8.03. TENANT Shall Discharge All Liens. TENANT will not create or permit to be created or to remain, and will discharge, any lien (including, but not limited to, the liens of mechanics, laborers or materialmen for work or materials alleged to be done or furnished in connection with the Premises), encumbrance or other charge upon the Premises or any part thereof, upon TENANT’S leasehold interest therein, provided, that TENANT shall not be required to discharge any such liens, encumbrances or charges as may be placed upon the Premises by the act of LANDLORD. LANDLORD shall have the right, but not the obligation, to discharge any lien on behalf of TENANT, and to charge the amounts paid by LANDLORD, including costs, premiums, and attorney fees, to TENANT as additional rent.

LANDLORD reserves the right to enter the Premises to post and keep posted notices of non-responsibility for any such lien. TENANT will pay, protect and indemnify LANDLORD within thirty (30) days after demand therefore, from and against all liabilities, losses, claims, damages, costs and expenses, including reasonable attorney’s fees, incurred by LANDLORD by reason of the filing of any lien and/or the removal of the same.

8.04. Surrender of Premises. At the termination of this Lease, TENANT shall surrender the Premises in good and broom clean condition (subject to the removals hereinafter required), reasonable wear and tear excepted, and shall surrender all keys for the Premises to LANDLORD at the place then fixed for the payment of Rent, and shall inform LANDLORD of all combinations on locks, safes and vaults, if any, in the Premises. TENANT during the last thirty (30) days of such term shall remove all its trade fixtures, and, to the extent required by LANDLORD by written notice, any other installation, alterations or improvements which are not approved by or exempt from approval by LANDLORD under Section 6.04 before surrendering the Premises as aforesaid and shall repair any damage to the Premises caused thereby. TENANT’S obligation to observe or perform this covenant shall survive the expiration or other termination of the Lease.

8.05. Maintenance by LANDLORD. LANDLORD shall keep the structural integrity of the supporting walls, the foundations, and roof of the Premises in reasonable repair and shall make replacements if repair is not reasonably effective, provided that TENANT shall promptly give LANDLORD written notice of the necessity for such repairs, and provided that the damage thereto shall not have been caused by negligence of TENANT, its concessionaires, officers, agents, employees, licensees, or invitees; in which event TENANT shall be responsible therefor. LANDLORD shall have no obligation to repair, maintain, alter, or perform any other acts with reference to the Premises or any part thereof, or any plumbing, heating, ventilating, electrical, air conditioning, or other mechanical installations therein. If Article 1.13 imposes HVAC charges, the LANDLORD will be responsible for the maintenance of HVAC to the Premises. If the LANDLORD does not provide HVAC maintenance, the TENANT shall maintain the heating and air conditioning equipment throughout the term of this Lease, including but not limited to, the replacement of filters, belts, refrigerant, compressor, any and all parts, and the entire unit if and when required. TENANT shall maintain a service contract for the entire term of this Lease with LANDLORD’S approval of the maintenance contractor and terms of the service contract agreement. TENANT will provide LANDLORD a copy of said service contract upon notice.

ARTICLE IX

OPERATING EXPENSE CHARGES

9.01. Charges. In addition to and separate from the Minimum Rent and any other charges, the TENANT shall pay to the LANDLORD as Additional Rent on the first day of the month in advance the Operating Expense Charges, consisting in the aggregate of the amounts payable for Common Area Maintenance Costs, Taxes and Insurance as shown in Article I. The Operating Expense Charges are fixed at the amounts shown in Article 1, and will not be adjusted for LANDLORD’S actual operating costs, Taxes or insurance costs.

9.02. Common Area Maintenance. The LANDLORD will operate and maintain or will cause to be operated and maintained, the Shopping Center.

9.03. Taxes. The word Taxes, as used herein, shall mean all taxes, assessments, impositions, levies, charges, excises, fees, licenses, and other sums levied, assessed, charged, or imposed by any governmental authority or other taxing authority, or which accrue on the Shopping Center for each of the LANDLORD’S fiscal years (or portion thereof) during the term of this Lease, including, without limitation, all costs and expenses incurred by the LANDLORD in contesting or seeking to reduce the amount of the leasehold improvements, taxes, all penalties, interest and other charges. TENANT shall pay before delinquent, any and all taxes, levied or assessed, and which become payable on TENANT’S inventory, equipment, trade fixtures, leasehold improvements and other personal property located in the Premises.

9.04 LANDLORD’S Insurance. The LANDLORD shall obtain and maintain throughout the Lease Term policy or policies of fire and extended coverage insurance covering the Shopping Center in amounts, on such terms and with such issuer or issuers as LANDLORD, in its sole discretion, may deem prudent. LANDLORD may obtain any such coverage through umbrella policies. Such insurance shall be under the sole control, and shall be for the sole benefit, of LANDLORD and any claim arising thereunder may be prosecuted, settled or compromised by LANDLORD.

9.05. Intentionally deleted.

ARTICLE X

INSURANCE

10.01. Coverage. TENANT agrees to carry, at its own expense, personal property insurance including stock, trade fixtures, improvements, betterments and fixtures against All Direct Risk Physical Loss, in an amount of not less than one hundred percent (100%) of its insurable Replacement Cost value. TENANT agrees to have his policy of insurance name the LANDLORD as Loss Payee and make benefits payable to the TENANT and LANDLORD, as their interest may appear. TENANT agrees to carry, at its sole cost and expense, throughout the term of the Lease, Public Liability Insurance including contractual liability and Auto Liability Insurance for its own protection, covering the Premises and the TENANT’S use thereof with minimum amounts of insurance of $1,000,000.00 for injury and/or death to any one person and $2,000,000.00 for injury or death to any number of persons in any one accident and property damage insurance in an amount of $1,000,000.00 for damage to property of others in any one occurrence, and if TENANT sells alcoholic beverages, Dram Shop Liability coverage of $2,000,000. TENANT agrees to give LANDLORD prompt notice of any accidents or occurrences subject to coverage by its insurance, or the LANDLORD’S insurance. TENANT agrees to be responsible for property damage or liability arising out of its operation, whether covered by its insurance or not. TENANT agrees to carry such other forms, amounts and types of insurance, as from time to time may be required by LANDLORD, and all insurance shall be with companies approved by LANDLORD. TENANT further agrees to provide evidence of all insurance required under this paragraph, in such form or forms as may be required by the LANDLORD. TENANT agrees to have its insurance policies endorsed to provide thirty (30) days advance notice of cancellation or material change be provided to the LANDLORD prior to termination of its coverage.

10.02. Indemnification. To the extent permitted by law, TENANT shall defend, with counsel satisfactory to LANDLORD and completely indemnify and hold forever harmless LANDLORD from and against any and all liabilities, fines, suits, claims, demands, actions, causes of actions, losses, costs (including reasonable attorney fees), damages, judgments, expense of any kind or character whatsoever, due to or arising out of: (a) any material breach or violation or nonperformance of any covenant, obligation, condition or agreement set forth in this Lease on the part of TENANT to be fulfilled, kept or performed; and/or (b) any damage to, loss, or destruction of any property arising directly or indirectly out of TENANT’S negligent use or occupancy of the Premises; and/or (c) any injury to any person, including death, occurring in or about the Premises resulting from TENANT’S negligence.

In the event that LANDLORD is made a party to any action or proceeding which TENANT is required to defend pursuant to the provisions of this Lease, LANDLORD shall have the right to appear and take part in the action or proceeding by legal counsel of LANDLORD’S choice, at LANDLORD’S expense.

10.03. Increase in Premium. TENANT agrees not to do anything which will void the LANDLORD’S insurance or cause the premiums to increase. In the event that the LANDLORD’S insurance premiums are increased, as a result of the TENANT’S occupancy, then the TENANT agrees to pay, in full, that increase in premium caused by its occupancy. To the extent LANDLORD receives advance notice of the increase in its insurance premiums,

LANDLORD will give written notice thereof to TENANT as soon as reasonably practical in order to allow TENANT to cease the activities or conduct causing the premium increase before the increase becomes effective.

10.04. Waiver of Right of Recovery. Neither LANDLORD nor TENANT shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property or liability for personal injury, or losses under workmen’s compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees.

ARTICLE XI

LANDLORD’S RELEASE FROM DAMAGE

11.01. Utilities and Casualty. TENANT covenants and agrees not to hold LANDLORD responsible or liable for any damages sustained by TENANT or any other person, due to the interruption or lack of Utilities or utility services to the Premises or the Shopping Center or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or damage, especially, but not exclusively, for any damage caused by water, snow, windstorm, tornado, gas, steam, electric wiring, sprinkler system, plumbing, or heating apparatus, or any casualties occurring at the shopping center. TENANT agrees not to hold LANDLORD liable for any acts or omissions of cotenants or other occupants of the Shopping Center, or for losses by theft. TENANT agrees not to overload the floor slab, electric wiring, or Utilities serving the Premises and to install at its own expense, but only after obtaining LANDLORD’S written approval, any electric wiring which may be required in connection with TENANT’S apparatus. TENANT shall procure for its own account, and shall pay the cost of all Utilities used at the Premises.

11.02. Exculpation. TENANT agrees to look solely to LANDLORD to enforce LANDLORD’S obligations hereunder and not to the partners or shareholders and shall not seek any damages against the partners or shareholders of the LANDLORD. The maximum possible liability of the LANDLORD to TENANT for LANDLORD’S obligations under this Lease shall not exceed and shall be limited to the value of LANDLORD’S interest in the Premises and TENANT shall not look to any other property or assets of LANDLORD or any of the partners or shareholders of LANDLORD in seeking to either enforce LANDLORD’S obligations under this Lease or to satisfy judgment for LANDLORD’S failure to perform such obligation.

ARTICLE XII

SIGNS AND ADVERTISING

12.01 Signs. As provided for in Exhibit D, TENANT shall, at its own cost and expense, provide a suitable identification sign. Other than such permitted signs, TENANT shall not place, install, or maintain any sign, banner, flag, aerial, antenna, or other display outside the Premises unless consented to in writing by LANDLORD; nor shall TENANT place or maintain on the glass of any window or door of the Premises, or within one (1) foot of any such glass, any sign, decoration, lettering, advertising matter, shade, blind, or other thing other than a standard sized sign indicating that TENANT is an FDIC-insured institution. All signs used by TENANT shall be professionally printed, no handwritten signs are allowed.

12.02. Marketing Fund. LANDLORD has established a Marketing Fund for the Shopping Center to conduct sales promotions, center-wide advertising and related activities intended to promote the Shopping Center. TENANT agrees to pay that amount in Article I to the Marketing Fund and this charge will be increased annually as provided in this Lease. All monies received by LANDLORD under Section 1.12 shall be used solely for the purpose of advertising, promotions, and related expenses. The LANDLORD hereby agrees to pay twenty five percent (25%) of that amount paid by TENANT to the Marketing Fund in any Lease Year and LANDLORD agrees to provide management personnel to direct all advertising and promotions, sufficient secretarial services, utilities, supplies, telephone and all equipment necessary for the efficient operation of the Marketing Fund, however, said costs are considered administrative expenses and therefore will be deducted from LANDLORD’S contribution. All personnel and all advertising and promotion expenditures and decisions shall be under the exclusive control of the LANDLORD.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.01. Fire, Explosion or Other Casualty. In the event the Premises are damaged by fire, explosion or any other casualty to an extent which is less than fifty percent (50%) of the cost of replacement of the Premises, the damage, except as provided in Section 13.02, shall promptly be repaired by LANDLORD at LANDLORD’S expense, provided that LANDLORD shall not be obligated to expend for such repair an amount in excess of the insurance proceeds recovered or recoverable as a result of such damage, and that in no event shall LANDLORD be required to repair or release TENANT’S stock in inventory, trade fixtures, furniture, furnishings, floor coverings and equipment. In the event of any such damage and (a) LANDLORD is not required to repair as hereinabove provided, or (b) the Premises shall be damaged to the extent of fifty percent (50%) or more of the cost of replacement, or (c) the building of which the Premises are a part is damaged to the extent of twenty-five percent (25%) or more of the cost of replacement, or (d) the buildings (taken in the aggregate) in the Shopping Center shall be damaged to the extent of more than twenty-five percent (25%) or more of the cost of replacement, LANDLORD may elect either to repair or rebuild the Premises or the building or buildings, or to terminate this Lease upon giving notice of such election in writing to TENANT within ninety (90) days after the occurrence of the event causing the damage. If the casualty, repairing, or rebuilding shall render the Premises untenantable, in whole or in part, and the damage shall not have been due to the default or neglect of TENANT, a proportionate abatement of the Minimum Rent shall be allowed from the date when the damage occurred until the date LANDLORD completes its work, said proportion to be computed on the basis of the relation which the gross square foot area of the space rendered untenantable bears to the floor area of the Premises. Nothing in this Section shall be construed to permit the abatement in whole or in part of the Percentage Rent.

13.02. LANDLORD’S and TENANT’S Work. The provisions of this Article XIII with respect to repair by LANDLORD shall be limited to such repair as is necessary to place the

Premises in the same condition as when possession was delivered by LANDLORD. Upon LANDLORD’S substantial completion, TENANT shall, at TENANT’S expense, perform any work required to place the Premises in the condition, pursuant to Exhibit C, and TENANT shall restore, repair or replace its stock in inventory, trade fixtures, furniture, furnishings, floor coverings and equipment, and if TENANT has closed, TENANT shall promptly reopen for business. In the event that there are changes in TENANT’S Work from Exhibit C, LANDLORD shall approve in writing any changes.

13.03. Condemnation. If the whole of the Premises, or so much thereof as to render the balance unusable by TENANT, shall be taken under power of eminent domain, or otherwise transferred in lieu thereof, or if any part of the Shopping Center is taken and its continued operation is not, in LANDLORD’S sole opinion, economical, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. No award for any total or partial taking shall be apportioned, and TENANT hereby unconditionally assigns to LANDLORD any award which may be made in such taking or condemnation. In the event of a partial taking which does not result in the termination of this Lease, Minimum Rent shall be apportioned according to the part of the Premises remaining usable by TENANT.

13.04. Condemnation Award. All compensation awarded or paid for any taking or acquiring under the power or threat of eminent domain, whether for the whole or a part of the Premises or Shopping Center, shall be the property of LANDLORD, whether such damages shall be awarded as compensation for diminution in the value of the leasehold or to the fee of the Premises or otherwise, and TENANT hereby assigns to LANDLORD all of the TENANT’S right, title and interest in and to any and all such compensation; provided, however, that LANDLORD shall not be entitled to any award specifically made to TENANT for the taking of TENANT’S trade fixtures, furniture or leasehold improvements to the extent of the cost to TENANT of said improvements (exclusive of LANDLORD’S contribution); less depreciation computed from the date of said improvements to the expiration of the original term of this Lease.

ARTICLE XIV

DEFAULT AND REMEDIES

14.01. Default. In the event that TENANT (a) fails to pay all or any portion of Rent when due; (b) fails to cease all conduct prohibited hereby immediately upon receipt of written notice from LANDLORD; (c) fails to take any action in accordance with the provisions of written notice from LANDLORD to remedy TENANT’S failure to perform any of the terms, covenants, or conditions hereof; (d) fails to conduct business in the Premises as herein required; (e) shall become bankrupt or insolvent, or file any debtor proceedings, takes or have taken against TENANT, any petition of bankruptcy, take action or has actions taken against TENANT for the appointment of receiver for all or a portion of assets, files a petition for corporate reorganization and makes an assignment for the benefit of creditors, or for any other matter TENANT’S interest hereunder shall pass to another by operation of law; or (f) is otherwise in breach of any of TENANT’S obligations hereunder and shall not have cured the same within thirty (30) days following written notice from LANDLORD; then TENANT shall be in default hereunder; or (g) if defaults under any other document or agreement entered into in connection with this Lease or TENANT’S occupancy of the Premises; provided, however, that as to item (a)

of this Section 14.01, LANDLORD shall provide TENANT with written notice of such failure not more than two (2) times during each Lease Year, and in such instance TENANT shall be in default only if TENANT does not cure such failure within ten (10) days after the date of such written notice.

14.02. Remedies. In the event that TENANT is in default hereunder, LANDLORD shall be entitled to pursue any remedy it may have at law or at equity, including, but not limited to, those expressly set forth hereafter. All remedies of LANDLORD shall be cumulative and in addition to any other rights LANDLORD may be entitled. The exercise of any one or more rights, remedies shall not impair LANDLORD’S right to exercise any other right or remedy. No delay or omission of LANDLORD to exercise any right or power arising from any default shall be deemed a waiver of any right or remedy LANDLORD may have upon the occurrence.

14.03. Particular Remedies. Upon the occurrence and continuance of any default, LANDLORD, without notice to TENANT (except where expressly provided for below), may do any one or more of the following: (a) with or without judicial process, enter the Premises, take possession of any and all goods, inventory, equipment and all other personal property of the TENANT without liability for trespass or conversion and may sell all or any part thereof at public or private sale. TENANT agrees that five (5) days prior written notice of any public or private sale shall constitute reasonable notice. The proceeds of such sale shall be applied first to the payment of all costs and expenses in conducting the sale coming from said property, including all attorney fees; second, to the payment of any indebtedness due LANDLORD; third, to pay the TENANT, on demand in writing, any surplus remaining after all indebtedness of TENANT has been paid to the LANDLORD; (b) perform on behalf of or at the expense of TENANT any obligation of TENANT under this Lease which TENANT has failed to perform which LANDLORD shall have given TENANT notice. The cost of which performance by LANDLORD, together with interest thereon at the Default Rate from the date of such expenditures shall be deemed Additional Rent payable to LANDLORD upon demand; (c) terminate this Lease by giving notice of such election to the TENANT and reenter the Premises without the necessity of legal proceedings and remove the TENANT and all other persons and property therefrom; (d) with or without terminating this Lease, and without the necessity of legal proceedings, LANDLORD may retake control of the Premises, whether by changing the locks of the Premises or otherwise, and control TENANT’S access to the Premises; and/or (e) exercise any other legal or equitable right or remedy it may have. Any and all costs or expenses incurred by LANDLORD including, without limitation, attorney’s fees, and enforcing any of its rights or remedies under this Lease shall be deemed to be additional rent and shall be repaid to LANDLORD by TENANT upon demand.

14.04. Damages. If the Lease is terminated by LANDLORD pursuant to this Article; TENANT shall nevertheless be liable for any rent and damages which may be due or sustained by LANDLORD and all reasonable costs, fees and expenses, including, but not limited to, reasonable attorney fees, costs and expenses incurred by LANDLORD in pursuit of its remedies hereunder, and in renting the Premises to others (including, but not limited to, the costs of redoing and replacing TENANT upfitting work), from time to time, which at the election of LANDLORD shall be either:

(a) an amount equal to the Rent which, but for the termination of this Lease, would have been due during the remainder of the term of this Lease, less the amounts of Rent, if any, which LANDLORD shall receive during such period from others to whom the Premises may be rented, in which case such damages shall be computed and payable, at LANDLORD’S option, either in an accelerated lump sum payment or in an amount equal to the Rent due for the remaining term of this Lease, or payable in monthly installments in advance from the first day of each calendar month following termination of this Lease and continuing until the date on which the term would have expired, but for such termination; or

(b) an amount equal to the present worth (as of the day of such termination) of Rent which, but for the termination of this Lease, would have become due during the remainder of the term of the Lease, less the fair market rental value of the Premises (as determined by an independent real estate appraiser named by LANDLORD), in which case such damages shall be payable to LANDLORD in one lump sum on demand and shall bear interest at the Default Rate until paid.

ARTICLE XV

ASSIGNMENT AND SUBLETTING

15.01. Assignment and Subletting. TENANT acknowledges that TENANT’S agreement to operate in the Premises for the Permitted Use set forth in Article I hereof for the fully stated term hereof was a primary inducement and precondition to LANDLORD’S agreement to lease the Premises to TENANT. Accordingly, TENANT’S interest in the Premises shall be limited to the use and occupancy thereof in accordance with the provisions hereof and shall be non-transferable. Any attempts by TENANT to sublet the Premises in whole or in part or to sell, assign, lien, encumber or in any manner transfer this Lease or any interest therein shall constitute a default hereunder, as shall any attempt by TENANT to assign or delegate the management or to permit the use or occupancy of the Premises or any part hereof by anyone other than TENANT. LANDLORD and TENANT acknowledge and agree that the foregoing provisions have been freely negotiated by the parties hereto and that LANDLORD would not have entered into this Lease without TENANT’S consent to the terms of this Section 15.01. Any attempt by TENANT to sublet all or any portion of the Premises, to encumber same, or to in any manner transfer, convey, assign TENANT’S interest therein, allow the use or management thereof, shall be void.

15.02. Change of Control. Notwithstanding anything to the contrary contained in Section 15.01 above, the prohibition against assignment without LANDLOR’D’S consent shall not apply to assignments to (i) a corporation into or with which TENANT is merged or consolidated or to which substantially all of TENANT’S assets or stock are transferred, provided such merger or transfer of assets or stock is for a good business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease, and provided further that the assignee shall have a net worth of not less than TENANT’S net worth on the date immediately preceding the transaction, or (ii) an entity that controls TENANT or is controlled by TENANT or is under common control with TENANT and TENANT remains primarily liable after such assignment (either of (i) or (ii) being referred to herein as a “Related Assignee”). TENANT shall notify LANDLORD before any such transaction is consummated and furnish to

LANDLORD documentation that such assignee qualifies as a Related Transferee hereunder. The term “control” as used in this paragraph shall mean (1) in the case of a corporation, ownership of more than 50% of the outstanding capital stock of that corporation and control over the management of such corporation, (2) in the case of a general partnership, ownership of more than 50% of the general partnership interests of the partnership and control over the management of such partnership, (3) in the case of a limited partnership, ownership of more than 50% of the general partnership interests of such limited partnership, and control over the management of such limited partnership, and (4) in the case of a limited liability company, ownership of more than 50% of the membership interests of such limited liability company and control over the management of such limited liability company. TENANT agrees to pay LANDLORD a transfer fee in the amount of $1,000.00 to reimburse LANDLORD for its administrative costs associated with any approved transfer.

ARTICLE XVI

TRANSFER OF LANDLORD’S INTEREST

16.01. Transfer. In the event of the sale, assignment or transfer by LANDLORD of its interest in the Shopping Center or in this Lease (other than a collateral assignment to secure a debt of LANDLORD) to a successor-in-interest, LANDLORD shall thereupon be released or discharged from all of its covenants and obligations hereunder, except such obligations as shall have accrued prior to any such sale, assignment or transfer; and TENANT agrees to look solely to such successor in interest of LANDLORD for performance of such obligations. TENANT shall release LANDLORD of any obligations relating to any securities given to LANDLORD by TENANT, upon acknowledgment by such successors, or receipt of such securities. LANDLORD shall thereby be discharged of any further obligations relating thereto. LANDLORD’S assignment of the Lease, or of any or all of its rights herein, shall in no matter affect TENANT’S obligations hereunder. TENANT shall thereafter attorn and look to such assignee, as LANDLORD, provided TENANT has first received written notice of such assignment of LANDLORD’S interest.

ARTICLE XVII

SUBORDINATION

17.01. Estoppel Certificate. Within ten (10) days after written request therefor by LANDLORD or any other mortgagee or trustee under a mortgage or deed of trust covering the Premises, or if, upon any sale, assignment, or other transfer of the Premises by LANDLORD, an estoppel certificate shall be required from TENANT, TENANT shall deliver, in form satisfactory to LANDLORD, a statement to any proposed mortgagee or other transferee, or to LANDLORD, certifying any facts that are then true with respect to this Lease, including without limitation (if such be the case), that this Lease is in full force and effect, that TENANT is in possession, that TENANT has commenced the payment of rent and the dates for which rent has been paid, and that there are no defenses or offsets to the Lease claimed by TENANT. In the event that TENANT fails to provide such certificate within ten (10) days after request therefor by LANDLORD, TENANT shall be deemed to have approved the contents of any such certificate submitted to TENANT by LANDLORD and LANDLORD is hereby authorized to so certify.

17.02. Subordination. TENANT agrees that this Lease shall, at all times, be subject and subordinate to the lien of any mortgagee (which terms shall include all security instruments) that may be placed upon the Premises by LANDLORD,’and TENANT agrees, upon demand, without cost, to execute any instrument that may be required to effectuate such subordination. So long as no default exists, nor any event has occurred which has continued to exist for such period of time, if any, and after such notice, if any, required by this Lease as would entitle LANDLORD to terminate the Lease or to interfere with TENANT’S use, possession or enjoyment thereunder, or would cause, without any further action of LANDLORD, the termination of this Lease or the interference with TENANT’S use, possession or enjoyment hereunder, this Lease shall not be terminated nor shall TENANT’S use, possession or enjoyment of the Premises be interfered with, in any foreclosure or action or proceeding instituted under or in connection with a deed of trust or in the event a lender takes possession of the Premises pursuant to any provisions of a deed of trust.

ARTICLE XVIII

ADDITIONAL PROVISIONS

18.01. Quiet Enjoyment. LANDLORD covenants that TENANT, upon paying Rent and performing all of its other obligations under this Lease, shall peacefully and quietly have and enjoy the Premises, throughout the Lease Term, or until this Lease is terminated, as herein provided.

18.02. Right of Entry. LANDLORD, its agents and representatives; shall have the right to enter the Premises, at all reasonable times, for any reasonable purpose, including, but not limited to, (a) inspection of Premises, (b) making repairs, replacements, alterations or additions to Premises or building, (c) exhibiting Premises to prospective tenants during the last one hundred eighty (180) days of the Term, and any such entry, herein authorized, shall not be or constituted an eviction or deprivation of any right, conferred hereunder upon TENANT; provided, however, LANDLORD shall use reasonable efforts not to interfere with TENANT’S business in the Premises.

18.03. Intentionally Deleted.

18.04. Short Form Lease. The parties agree this Lease Agreement shall not be recorded; however, the parties agree that they shall execute a memorandum, or short form Lease Agreement, substantially in the form attached hereto as Exhibit H, which shall be recorded in the Wake Country Registry. Any cost associated with such recording will be at the TENANT’S expense.

18.05. Nature and Effect of Agreement. This instrument contains the completed agreement of the parties and there are no oral or written conditions, terms, understandings or other agreements pertaining thereto, as to the Premises; and nothing herein shall in any way be construed to impose upon either party hereto, any obligations or restrictions not herein expressly set forth. The laws of the State where the shopping center is located shall govern the validity, interpretation, performance, and enforcement of this Lease Agreement.

18.06. Delays. Whenever a period of time is provided in this Lease for LANDLORD or TENANT to do or perform any act or thing, such party shall not be liable or responsible for any delays due to strikes, lockouts, casualties, acts of God, war, governmental regulation or control or other causes beyond the reasonable control of such party, and the time for performance specified herein shall be extended for the amount of time such party is so delayed. Notwithstanding anything to the contrary contained in this Lease, this Section 18.06 shall not excuse the late payment of any Rent by TENANT.

18.07. Binding Effect of Lease. The covenants, agreements, and obligations herein contained, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto, and their respective personal representatives, heirs, successors and assigns.

18.08. Brokerage. TENANT warrants that it has had no dealings with any broker or agent in connection with this Lease, other than LANDLORD’S broker, if any, and covenants to pay, hold harmless and indemnify LANDLORD from and against, any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or agent with respect to this Lease or the negotiation thereof.

18.09. Time of Essence. Time is of the essence of this Lease and each and all of its provisions.

18.10 Intentionally Deleted.

18.11. Severability. The legal invalidity or unenforceability of any one or more of the provisions of this Lease shall in no way affect the validity of any other provision of the Lease as a whole.

18.12. Notice. All notices and demands which may be or required to be given by either party hereunder shall be in writing. All notices and demands shall be sent by overnight courier or United States mail, certified or registered mail, postage prepaid, addressed to the addresses of LANDLORD and TENANT specified in Article I.

18.13. Theft or Burglary. LANDLORD shall not be liable to TENANT for losses to TENANT’S property or personal injury caused by criminal acts or entry by unauthorized persons into the Premises or the Shopping Center.

18.14. Lender Approval. [Intentionally deleted.]

18.15. Confidentiality. The provisions of this Lease and any information regarding LANDLORD, including, its upfit and construction process, and the materials and standards used shall be maintained confidential by TENANT, its agents, employees, officers, and legal and tax advisors; provided, however, TENANT may (i) share the aforesaid information with its agents, employees, officers, and legal and tax advisors with a need for such information provided that all such persons have been advised of the requirement that all such information be confidential to LANDLORD, or (ii) release any such information as required by a court order, subpoena, or by applicable law. TENANT acknowledges that the release of information concerning the contents of this Lease, or regarding LANDLORD to existing or prospective tenants of the LANDLORD or other third parties would cause damage to LANDLORD. Any deliberate, willful or intentional violation of the terms of this Section 18.15 shall constitute an event of default under the Lease for which LANDLORD shall have recourse to any and all of the remedies set forth herein.

18.16 LANDLORD’S Financing. It is understand that LANDLORD must obtain financing satisfactory to LANDLORD in order to make the improvements required, and regardless of any and all other provisions of this Lease, TENANT agrees that LANDLORD shall have from the date of this Lease until the Financing Deadline Date to obtain said financing. In the event LANDLORD shall be unable within said period to obtain such financing on terms acceptable to LANDLORD in its sole discretion, LANDLORD shall have the right and option at any time prior to the Financing Notice Date, to declare this Lease null and void, and upon such declaration this Lease Agreement shall be null and void and of no effect, and both LANDLORD and TENANT shall have no rights hereunder or be subject to any liability of any kind or amount hereunder except that LANDLORD shall forthwith upon such termination return the Security Deposit to TENANT heretofore paid over to LANDLORD pursuant to the provisions of this Lease.

18.17. North Carolina Law. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina.

18.18. LANDLORD Compliance with Laws. LANDLORD covenants and agrees that the Premises will be delivered to TENANT upon the Occupancy Date in good condition, free from all other tenancies and occupancies, and in compliance with all applicable laws and governmental regulations affecting the Shopping Center as of the Occupancy Date, subject to completion of TENANT’S Work. LANDLORD shall be responsible for curing any violations of applicable laws or governmental regulations at the Premises which are in existence as of the Occupancy Date (whether noticed by the applicable governmental authority as of the Occupancy Date or thereafter during the Lease Term), except for violations attributable to any act or omission of TENANT, its agents, contractors or employees. If LANDLORD fails to cure any violation existing at the Premises as of the Occupancy Date within thirty (30) days after receipt of written notice of said violation from TENANT, TENANT may comply therewith and deduct the cost and expense of such compliance from up to twenty five percent (25%) of the monthly Minimum Rent reserved hereunder until TENANT’S costs and expenses are fully recovered; provided, however, if the violation cannot by its nature be cured within a thirty (30) day period, TENANT shall have no right to comply on LANDLORD’S behalf so long as LANDLORD is diligently attempting to cure such violation.

(THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK WITH SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, LANDLORD AND TENANT have signed and sealed this Lease in appropriate and lawful manner.

	LANDLORD:	NHM00, LLC, A North Carolina Limited Liability Company

	BY:	KANE REALTY CORPORATION, its Managing Agent
ATTEST:

Secretary	John M. Kane
Chief Executive Officer

Affix Corporate Seal
	TENANT:	NORTH STATE BANCORP., a North Carolina Corporation
ATTEST:

Secretary	President

Larry D. Barbour
Print Name

ACKNOWLEDGEMENT OF CORPORATE TENANT

STATE OF

COUNTY OF

I,                                 , a Notary Public of the County and State aforesaid, do hereby certify that                                 , personally appeared before me this day and stated that he is                                  of                                  and acknowledged, on behalf of                                 , the due execution of the foregoing instrument.

WITNESS my hand and official seal, this                      day of                     , 20

NOTARY PUBLIC

My Commission Expires: